EXHIBIT 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder,

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver,

Director of Marketing Communications

Phone: (276) 632-2133 or (336) 880-1230

For immediate release: March 25, 2004

Hooker Furniture Reports Increased Sales and Optimistic Outlook

Martinsville, Va.: Hooker Furniture Corporation (Nasdaq-SCM: HOFT) today reported net sales of $78.2 million for the quarter ended February 29, 2004, representing a 5.0% increase from $74.5 million in the same period last year and the ninth consecutive quarter of increased sales compared with the same prior year periods.

“We are pleased with our top line performance this quarter, considering the strong sales levels we were up against in last year’s first quarter,” said Paul B. Toms Jr., chairman and chief executive officer. “We have solid momentum heading into the second quarter, with strong orders for both wood and upholstered furniture,” he said. “This order position should provide excellent shipping opportunities in the second quarter.”

Sales increases in the 2004 first quarter are attributed primarily to increased shipments of imported wood furniture and having an additional month of Bradington-Young upholstery shipments compared to the prior year. Shipments of imported wood furniture increased 11.0% to $38.6 million in the 2004 first quarter compared with $34.8 million in the same 2003 period. Shipments from leather upholstery specialist Bradington-Young accounted for $12.3 million in net sales during the 2004 three-month period compared to $8.7 million during the two months following its acquisition by the Company at the beginning of January 2003. First quarter 2004 shipments of the Company’s domestically produced wood furniture declined 11.9% to $27.3 million from $31.0 million in the year earlier quarter.

Net income for the 2004 first quarter was $4.0 million, or $0.35 per share. That compares to net income of $5.0 million, or $0.44 per share for the 2003 first quarter. Operating margins improved to 8.7% in the current quarter, from 7.8% in the fourth quarter of 2003. “While we fell short on our margins compared to the strong first quarter of 2003, we believe we are poised to improve margins beginning in the second quarter of 2004 through better capacity utilization of our domestic manufacturing facilities in both wood and upholstery,” said Toms.

Gross profit margin declined to 26.1% in the 2004 first quarter compared to 27.6% in the 2003 first quarterly period. Margins were depressed during the 2004 quarter principally due to higher inbound freight costs as a percentage of net sales volume of imported wood furniture and production inefficiencies created by low

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Hooker Furniture Corporation – Press Release

March 25, 2004

capacity utilization at Hooker’s domestic wood furniture facilities and weather-related downtime at Bradington-Young’s upholstery factories.

Selling and administrative expenses increased to 17.4% of net sales in the 2004 first quarter from 16.1% in the same 2003 period. The increase is principally due to: 1) higher selling, warehousing and distribution costs to support higher import sales; 2) increased bad debt expense related to several isolated credit issues; 3) increased leather upholstery product swatching costs, incurred to provide leather product samples to Bradington-Young’s expanding dealer base; and, 4) higher legal and professional expenses incurred to comply with the corporate governance mandates brought about by the Sarbanes-Oxley Act of 2002.

“We expect the Company’s performance in the second quarter to be impacted by three factors,” said Toms. “First, as reported in the fourth quarter of 2003, inventory levels of imported products have not been sufficient to capitalize on the greater-than-anticipated increase of incoming orders. While we adjusted our order rates upward late last summer in response to the increased demand, import inventory receipts did not increase enough to begin shipping our backlog until February 2004. We expect continued strong receipt of imported wood furniture through the second quarter, which should allow improved shipments and return backlogs to normal levels by the end of the second quarter,” said Toms.

“Secondly, while we were able to increase our planned work schedules for domestic wood manufacturing beginning in January 2004, we will not fully realize the impact of that change until the second quarter. However, after increasing work schedules, we have experienced lower production costs as a percentage of net sales in our domestic wood manufacturing operations. Our profitability should benefit from these improvements during the upcoming quarter,” Toms said.

“Finally, the outlook for increased upholstered furniture sales in the near term is bright,” Toms said. “As we continue to ramp up that operation and realize the benefits of integrating the Hooker Furniture and Bradington-Young sales forces, we expect to see increased sales and profits from Bradington-Young,” he said. “In the intermediate term, we believe we have the infrastructure in place to meet anticipated increased demand with additions to the Bradington-Young labor force.”

“Hooker has an optimistic outlook as we enter the second quarter,” Toms said. “Retail is continuing to recover. Incoming order rates are strong. We expect net sales to increase 8% to 12% in the 2004 second quarter compared to last year’s second quarter as we expect to ship much of our imported product order backlog and better capitalize on the brisk incoming order rate.”

Ranked among the nation’s top 15 public furniture manufacturers in sales, Hooker Furniture is an 80-year old producer and importer of wall and entertainment systems, home office, occasional, dining, bedroom and upholstered leather furniture with approximately 1900 employees. The Company owns seven manufacturing facilities, a distribution center and a warehouse located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, and Maiden, N.C. and Martinsville and Roanoke, Va. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed on March 25, 2004 at $21.23. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.

Certain statements made in this report are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “would,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: the cyclical nature of the furniture industry; domestic and international competition in the furniture industry; general economic or business conditions, both domestically and internationally; fluctuations in the price of key raw materials, including lumber and leather; supply disruptions or delays affecting imported products; adverse political acts or developments in the international markets from which the Company imports products; fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; and capital costs.

-Tables Follow-

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TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended
	February 29,	February 28,
	2004	2003
Net sales	$78,222	$74,475
Cost of sales	57,810	53,953

Gross profit	20,412	20,522
Selling and administrative expenses	13,572	12,021

Operating income	6,840	8,501
Other income, net	168	190

Income before interest and income taxes	7,008	8,691
Interest expense	493	643

Income before income taxes	6,515	8,048
Income taxes	2,475	3,057

Net income	$4,040	$4,991

Basic and diluted earnings per share	$.35	$.44

Weighted average shares outstanding	11,606	11,394

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TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	February 29,	February 28,	November 30,
	2004	2003	2003
Assets
Current assets
Cash and cash equivalents	$16,408	$3,143	$14,859
Trade accounts receivable, net	38,200	37,314	37,601
Inventories	45,586	60,215	42,442
Prepaid expenses and other current assets	4,363	2,457	3,924

Total current assets	104,557	103,129	98,826
Property, plant and equipment, net	52,359	58,685	53,582
Other assets	14,503	13,993	14,691

Total assets	$171,419	$175,807	$167,099

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$7,433	$4,378	$6,945
Accrued salaries, wages and benefits	4,203	4,471	5,476
Accrued income taxes	2,097	4,541	308
Other accrued expenses	3,540	4,650	2,612
Current maturities of long-term debt	8,708	6,507	8,671

Total current liabilities	25,981	24,547	24,012
Long-term debt, excluding current maturities	20,425	41,993	22,166
Other long-term liabilities	4,478	3,862	4,657

Total liabilities	50,884	70,402	50,835
Shareholders’ equity	120,535	105,405	116,264

Total liabilities and shareholders’ equity	$171,419	$175,807	$167,099

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TABLE III

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	February 29,	February 28,
	2004	2003
Cash flows from operating activities
Cash received from customers.	$77,762	$76,683
Cash paid to suppliers and employees	(72,392)	(68,189)
Income taxes paid, net	(501)	(1,685)
Interest paid, net	(323)	(797)

Net cash provided by operating activities	4,546	6,012

Cash flows from investing activities
Purchase of property, plant and equipment	(608)	(922)
Acquisition of Bradington-Young, net of cash acquired		(20,416)
Proceeds from the sale of property and equipment	12

Net cash used in investing activities	(596)	(21,338)

Cash flows from financing activities
Proceeds from long-term debt		30,500
Payments on long-term debt	(1,704)	(10,776)
Payment to terminate an interest rate swap agreement		(3,001)
Cash dividends paid	(697)	(570)

Net cash (used in) provided by financing activities	(2,401)	16,153

Net increase in cash and cash equivalents	1,549	827
Cash and cash equivalents at beginning of period	14,859	2,316

Cash and cash equivalents at end of period	$16,408	$3,143

Reconciliation of net income to net cash provided by operating activities:
Net income	$4,040	$4,991
Depreciation and amortization	1,893	2,031
Non-cash ESOP cost	1,015	473
Provision for doubtful accounts	220	106
(Gain) loss on disposal of property and equipment	(11)	4
Changes in assets and liabilities, net of effects of acquisition:
Trade account receivables	(819)	1,913
Inventories	(3,144)	868
Prepaid expenses and other current assets	(261)	33
Trade accounts payable	488	(3,015)
Accrued salaries, wages and benefits	(1,273)	(2,234)
Accrued income taxes	1,789	1,372
Other accrued expenses	788	(2,249)
Other long-term liabilities	(179)	1,719

Net cash provided by operating activities	$4,546	$6,012